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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|X|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Holden, Jr.                    Richmond                          Y.
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     (Last)                         (First)                        (Middle)

     1931 Black Rock Turnpike
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                                    (Street)

     Fairfield                         CT                            06825
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     (City)                          (State)                         (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Acme United Corporation (ACU)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                              5.              6.
                                                                4.                            Amount of       Owner-
                                                                Securities Acquired (A)       Securities      ship
                                   2A.                          or Disposed of (D)            Beneficially    Form:      7.
                       2.          Deemed                       (Instr. 3, 4 and 5)           Owned           Direct     Nature of
                       Trans-      Execution     3.             ---------------------------   at the End      (D) or     Indirect
1.                     action      Date, if      Transaction                (A)               of Issuer's     Indirect   Beneficial
Title of Security      Date        any           Code                       or                Fiscal Year     (I)        Ownership
(Instr. 3)             (mm/dd/yy)  (mm/dd/yy)    (Instr. 8)     Amount      (D)       Price   (Instr. 3 & 4)  (Instr.4)  (Instr.4)
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Common Stock           11/24/1999                A5*            5,472       A                 5,472           D
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=================================================================================================================================

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

         Persons who respond to the collection of information contained in this form are not required to respond unless the form diplays a currently valid OMB control number.

                                                                          (Over)
                                                                SEC 2270 (09-02)

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.               Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed            Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  4.       or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Trans-   of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  action   (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      Code     4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  (Instr.  ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      yy)      yy)      8)      (A)     (D)   cisable  Date     Title     Shares  5)      4)        4)       4)
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Stock                                                                           Common
Option       5.1875  4/27/98           A5*      10,000        4/27/01  4/27/08  Stock     10,000          25,500    D
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Stock                                                                           Common
Option       2.156   4/27/99           A5*       2,500        4/27/99  4/27/09  Stock      2,500          25,500    D
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Stock                                                                           Common
Option       2.375   4/21/00           A5*       2,500        4/21/00  4/21/10  Stock      2,500          25,500    D
------------------------------------------------------------------------------------------------------------------------------------
Stock                                                                           Common
Option       2.90    4/24/01           A5*       7,500        4/24/01  4/24/11  Stock      7,500          25,500    D
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Stock                                                                           Common
Option       4.20    4/22/02           A5*       2,500        4/22/02  4/22/12  Stock      2,500          25,500    D
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====================================================================================================================================
Explanation of Responses:
* All transactions were reported to shareholders in the proxy statement for the year in which the transaction occurred.

/s/ Richmond Y. Holden, Jr.                                 February 7, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


         Persons who respond to the collection of information contained in this form are not required to respond unless the form diplays
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